Exhibit 99.1

WEYCO REPORTS SECOND QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---August 5, 2025---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Overview

●	Net sales: $58.2 million (down 9% from $63.9 million in Q2 2024)
●	Gross earnings: 43.3% of net sales (compared to 43.9% of net sales in Q2 2024)
●	Earnings from operations: $3.9 million (down 42% compared to $6.7 million in Q2 2024)
●	Provision for income taxes: $2.4 million (includes a $1.1 million adjustment)
●	Net earnings: $2.3 million (down 60% from $5.6 million in Q2 2024)
●	Diluted earnings per share: $0.24 (down from $0.59 in Q2 2024)

North American Wholesale Segment

Wholesale net sales were $45.6 million for the quarter, down 9% from $50.3 million in the second quarter of 2024. Sales of the Nunn Bush, Stacy Adams, Florsheim and BOGS brands were down 11%, 10%, 5%, and 14%, respectively, for the quarter, with sales down across most major categories. A slowdown in consumer spending amid economic uncertainty has prompted retailers to take a more cautious approach with buying and managing their inventories.

Wholesale gross earnings as a percent of net sales were 37.6% and 38.2% in the second quarters of 2025 and 2024, respectively.  Gross margins were negatively impacted by the effects of incremental tariffs, discussed below. Wholesale selling and administrative expenses totaled $13.1 million for the quarter and $13.4 million last year. As a percent of net sales, wholesale selling and administrative expenses were 29% and 27% in the second quarters of 2025 and 2024, respectively. The increase in expenses as a percentage of net sales was because many of our operating costs are fixed and do not vary with sales. Wholesale operating earnings totaled $4.1 million for the quarter, down 30% from $5.8 million in 2024, due mainly to lower sales and gross margins.

Incremental Tariffs

In early 2025, the U.S. government enacted reciprocal and retaliatory tariffs (“incremental tariffs”) on goods imported into the United States. The incremental tariff on goods sourced from China, which is where we source most of our products, reached a high of 145% in April, but was temporarily reduced to 30% on May 12, 2025, for a 90-day period ending August 12, 2025. It has not yet been announced if the China tariff will change at that time. The incremental tariffs on goods we source from other countries, excluding China, were 10% throughout the second quarter of 2025. Effective August 7, 2025, the tariffs of three of those countries will increase to 19 - 25%.

We have taken various measures to minimize the impact of the incremental tariffs on our gross margins. These measures included proactively bringing in a large amount of inventory ahead of the tariff effective dates, enabling us to temporarily halt our China imports while the incremental tariff rate was 145%. We negotiated factory cost reductions with several of our Chinese suppliers. We moved sourcing of certain footwear styles out of China and are continuing our efforts to diversify sourcing. Finally, as mentioned in the first quarter, we raised U.S. selling prices effective July 1, 2025.

U.S. trade and tariff policies currently remain fluid and unpredictable, and the specific tariff rates applicable to goods imported by our Company continue to evolve. Therefore, despite our mitigation efforts, uncertainty still exists regarding the potential near-term impact of incremental tariffs on our gross margins. We remain committed to adapting to changes in tariff policies and will adopt further mitigation strategies, as needed.

North American Retail Segment

Net sales in our retail segment, which were generated mainly by our e-commerce websites, were $6.8 million, down 11% from $7.6 million in 2024.  The decrease was primarily due to lower sales on the Florsheim and Stacy Adams websites, a result of lower consumer demand for footwear.

Retail gross earnings as a percent of net sales were 66.6% and 67.5% in the second quarters of 2025 and 2024, respectively. Retail operating earnings totaled $0.1 million for the quarter and $0.7 million in last year’s second quarter. The decrease was mainly due to lower sales and gross margins.

Other Operations

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in the Asia Pacific region in 2023 and completed the wind down of that business in 2024. Accordingly, second quarter 2025 results of the “other” category only reflect the operations of Australia and South Africa.

Net sales of Florsheim Australia were $5.8 million, down 4% from $6.1 million in the second quarter of 2024. The weaker Australian dollar relative to the U.S. dollar contributed to the decrease, as Florsheim Australia’s net sales in local currency were down 2% for the quarter, driven by lower wholesale shipments.

Florsheim Australia’s gross earnings as a percent of net sales were 60.9% and 62.0% in the second quarters of 2025 and 2024, respectively.  Florsheim Australia generated operating losses totaling $0.2 million for the quarter versus operating earnings of $0.2 million last year.

Provision for Income Taxes

Our effective tax rates for the second quarters of 2025 and 2024 were 51.1% and 25.1%, respectively. The increase this quarter was due to the establishment of a $1.1 million valuation allowance on deferred tax assets at Florsheim Australia, as it was determined more likely than not that these assets will not be realized.

“The tariff-environment created headwinds for our business in second quarter,” stated Thomas W. Florsheim, Chairman and CEO. “Consumers pulled back on discretionary spending which adversely impacted sales, and higher tariff-import costs set in, eroding our margins and reducing our profitability for the period.  In the months ahead, we expect continued top-line pressure amid heightened economic uncertainty and reduced consumer sentiment. Our strong financial position provides us with stability and flexibility to navigate near-term uncertainties with confidence, allowing us to focus on our long-term goal of delivering profitable and sustainable growth to our shareholders.”

Dividend Declaration

On August 5, 2025, our Board of Directors declared a regular quarterly cash dividend of $0.27 per share to all shareholders of record on August 18, 2025, payable September 30, 2025.

Conference Call Details

Weyco Group will host a conference call on August 6, 2025, at 11:00 a.m. Eastern Time to discuss the second quarter 2025 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register-conf.media-server.com/register/BIf23c2f1c16ad4f4a9f9138c2a0f565f2.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/bujv3dot. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2025, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2025	2024

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$77,430	$70,963
Marketable securities, at amortized cost	1,109	852
Accounts receivable, net	32,022	37,464
Income tax receivable	1,792	1,086
Inventories	71,258	74,012
Prefunded dividend	—	21,579
Prepaid expenses and other current assets	2,408	3,435
Total current assets	186,019	209,391

Marketable securities, at amortized cost	5,281	5,529
Deferred income tax benefits	—	1,037
Property, plant and equipment, net	27,781	28,180
Operating lease right-of-use assets	12,104	10,504
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	24,566	24,260
Total assets	$300,936	$324,086

LIABILITIES AND EQUITY:
Accounts payable	$7,058	$8,378
Dividend payable	—	21,579
Operating lease liabilities	4,751	4,033
Accrued liabilities	9,077	13,273
Total current liabilities	20,886	47,263

Deferred income tax liabilities	13,727	13,922
Long-term pension liability	9,845	9,888
Operating lease liabilities	7,936	7,034
Other long-term liabilities	480	394
Total liabilities	52,874	78,501

Common stock	9,539	9,643
Capital in excess of par value	73,378	72,577
Reinvested earnings	180,981	181,299
Accumulated other comprehensive loss	(15,836)	(17,934)
Total equity	248,062	245,585
Total liabilities and equity	$300,936	$324,086

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)

Net sales	$58,221	$63,932	$126,251	$135,490
Cost of sales	32,998	35,840	70,653	75,391
Gross earnings	25,223	28,092	55,598	60,099

Selling and administrative expenses	21,330	21,431	44,674	45,187
Earnings from operations	3,893	6,661	10,924	14,912

Interest income	785	964	1,419	1,869
Interest expense	(1)	—	(2)	—
Other expense, net	(59)	(143)	(186)	(238)

Earnings before provision for income taxes	4,618	7,482	12,155	16,543

Provision for income taxes	2,362	1,875	4,356	4,286

Net earnings	$2,256	$5,607	$7,799	$12,257

Weighted average shares outstanding
Basic	9,475	9,429	9,511	9,433
Diluted	9,561	9,548	9,612	9,564

Earnings per share
Basic	$0.24	$0.60	$0.82	$1.30
Diluted	$0.24	$0.59	$0.81	$1.28

Cash dividends declared (per share)	$0.27	$0.26	$0.53	$0.51

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2025	2024

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,799	$12,257
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,203	1,204
Amortization	131	133
Bad debt expense	148	(2)
Deferred income taxes	838	(11)
Net foreign currency transaction losses	66	28
Share-based compensation expense	802	698
Pension expense	240	441
Loss on disposal of fixed assets	5	20
Increase in cash surrender value of life insurance	(230)	(210)
Changes in operating assets and liabilities -
Accounts receivable	5,301	1,948
Inventories	2,705	6,941
Prepaid expenses and other assets	791	2,800
Accounts payable	(1,277)	(4,264)
Accrued liabilities and other	(3,458)	(4,225)
Accrued income taxes	(707)	(90)
Net cash provided by operating activities	14,357	17,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	5	215
Purchases of property, plant and equipment	(677)	(344)
Net cash used for investing activities	(672)	(129)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(5,039)	(7,162)
Shares purchased and retired	(3,135)	(514)
Net cash used for financing activities	(8,174)	(7,676)

Effect of exchange rate changes on cash and cash equivalents	956	(768)

Net increase in cash and cash equivalents	$6,467	$9,095

CASH AND CASH EQUIVALENTS at beginning of period	70,963	69,312

CASH AND CASH EQUIVALENTS at end of period	$77,430	$78,407

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$4,208	$4,337
Interest paid	$1	$—

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$21,579	$—